Exhibit 3i.2

                              ARTICLES OF AMENDMENT
                                       OF
                           SILVER MOUNTAIN MINING CO.

Pursuant to the provisions of RCW 23A.16 of the Washington Business Corporation Act, the undersigned adopts the following Articles of Amendment to the Articles of Incorporation:

     FIRST: The name of the corporation is SILVER MOUNTAIN MINING CO.

     SECOND: The following amendment of the Articles of Incorporation was adopted by the shareholders of the corporation on April 22, 1978:

     RESOLVED that Article VI be amended to read as follows:

     "That the amount of capital stock of this corporation shall be Five Hundred Thousand Dollars ($500,000.00) divided into ten million (10,000,000) shares of Common stock of the par value of Five Cents (5 cents) each."

     FURTHER RESOLVED that upon amendment of this Article to read as herein set forth, each outstanding shares of the par value of Ten Cents (10 cents) is split up and converted into two (2) shares of the par value of Five Cents (5 cents) per share. All of such shares of stock shall be of one class and no distinction shall exist between such shares of stock by holders thereof.

     FURTHER RESOLVED that the Officers and Directors of this corporation are authorized, empowered and directed to forthwith provide for the exchange of all outstanding Ten Cent (10 cents) par value shares for Five Cent (5 cents) par value shares on the basis of one Ten Cent (10 cents) par value shares for two shares of the Five Cent (5 cents) par value shares.

     THIRD: The number of shares of the corporation outstanding at the time of such adoption was 1,732,320; and the number of shares entitled to vote thereon was 1,732,320.

     FOURTH: The number of shares voted for such amendment was 1,165,250; and the number of shares voted against such amendment was 1,000.

     FIFTH: The manner in which such amendment effects a change in the amount of stated capital, and the amount of stated capital as changed by such amendment, are as follows: The amount of stated capital of this corporation is increased from $300,000.00 to $500,000.00.

     IN WITNESS WHEREOF, we have hereunto set our hands this 25th day of April, 1978.

                                        James E. Broussean Signature
                                        ---------------------------------
                                        JAMES E. BROUSSEAU, President


                                        Norman A. Lamb Signature
                                        ---------------------------------
                                        NORMAN A. LAMB, Secretary

State of California      )
                         )  ss.
County of Solano         )

     On April 15, 1978, before me, the undersigned, a Notary Public in and for said County and State, personally appeared James E. Brousseau, President and Norman A. Lamb, Secretary, known to me to be the persons whose names are subscribed to the within instrument and acknowledged that they executed the same.


                                  Signature of Notary Public
                                  ----------------------------------------------
                                  Notary Public in and for said County And State